CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Proxy statement of The Network Connection, Inc. of our report, which includes an explanatory paragraph relating to the uncertainty of the Company's ability to continue as a going concern, dated April 15, 1999, on our audits of the financial statements of the Network Connection, Inc. as of December 31, 1998 and for each of the two years in the period ended December 31, 1998.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


Atlanta Georgia
August 12, 1999